Exhibit 99.1

Biocept Reports 2017 Fourth Quarter and Full Year Financial Results

2017 revenues increased 57% due to higher reimbursement for Target Selector™ liquid biopsy tests and the impact of conversion to accrual-based revenue recognition

Company to host conference call at 4:30 p.m. Eastern time today

SAN DIEGO (March 28, 2018) – Biocept, Inc. (NASDAQ: BIOC), a leading commercial provider of liquid biopsy tests designed to provide physicians with clinically actionable information to improve the outcomes of cancer patients, reports financial results for the three and 12 months ended December 31, 2017, and provides an update on its business progress.

“Revenues for 2017 increased 57% over 2016, as we capitalized on relationships with health plans and reaped the rewards of improved billing and collection processes to increase reimbursement for our Target Selector liquid biopsy tests, which contributed to our ability to successfully change to accrual-based revenue recognition,” said Michael Nall, President and CEO of Biocept. “In addition, during 2017 we expanded our capacity, generated clinical data, validated more test offerings, grew our salesforce and increased the number of new customers compared to 2016.”

“Billable sample volume for 2017 increased 7% over the prior year.  Due to a slight decline in year-over-year sample volume for the fourth quarter, we have taken actions to refine our sales strategy that have resulted in a return to sample volume growth so far in the first quarter of 2018. Specifically, we evaluated billable sample volume by geography and are replacing or repositioning our sales professionals in underperforming territories.  We also are placing more focus on our Empower TC™ program, which is the only liquid biopsy offering that includes pathologists in the decision chain. Initial acceptance of this program has been strong with several major healthcare institutions agreeing to use our service. We anticipate this program will gain further traction with additional large clients and together with other recent developments will support growth,” he added.

“Earlier today, we announced a collaboration with Thermo Fisher Scientific that gives us access to their proprietary Oncomine™ molecular oncology assay panel and the ability to team up to market companion diagnostic products and services to pharmaceutical companies. We also intend to validate their panel in our CLIA laboratory and to become a Thermo Fisher liquid biopsy Center of Excellence. Importantly, our agreement includes the potential to develop additional products and services through the combination of technologies from both companies.

“We anticipate benefits from new evidence-based treatment guidelines jointly issued by four prominent clinical associations pertaining to the use of liquid biopsy testing in patients with lung cancer.  These guidelines call for using liquid biopsy at the time of cancer diagnosis or recurrence when tissue is inadequate or unavailable, as well as for patients who fail first-line targeted therapy and must be reassessed for second-line targeted treatment. The new recommendations further validate the clinical utility of liquid biopsy and its benefits for rapidly obtaining information about a patient’s tumor while reducing the risk of invasive tissue biopsies. We are leveraging these guidelines into our commercial programs,” Mr. Nall concluded.

Review of 2017 and Recent Accomplishments

Commercial Programs and Distribution Agreements

•	Launched Empower TC™, a novel initiative to enable community pathologists to report molecular biomarker information to their patients with cancer using Biocept’s liquid biopsy technology.
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Entered into an exclusive global agreement (excluding China) with VWR International, LLC to distribute Biocept's proprietary blood collection tubes that preserve circulating tumor DNA (ctDNA) for up to eight days and circulating tumor cells (CTCs) for up to four days at room temperature, thereby enabling worldwide shipment of liquid biopsy samples.

Commercial Biomarker Launches

•	Launched an assay for progesterone receptor (PR), completing the menu of assays for all NCCN Guideline®-based biomarkers pertinent to the care of patients with breast cancer.
•	Announced the commercial availability of an assay for mutations of the NRAS oncogene associated with multiple cancer types including metastatic melanoma, colorectal and lung cancer.

Collaborations

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Selected by the Addario Lung Cancer Medical Institute (ALCMI) to participate as a liquid biopsy testing provider in the landmark ALCMI-009 Liquid Biopsy trial, a 400-patient, multicenter, well-controlled, prospective trial to demonstrate the clinical utility of liquid biopsy for use in detecting and assessing clinically actionable biomarkers in patients with lung cancer.

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Announced a multiphase agreement granting Oregon Health Sciences University exclusive rights to offer Target Selector liquid biopsy testing services throughout the state of Oregon and to jointly develop molecular assays.

•	Entered into a laboratory services agreement with a national cancer treatment center to provide Target Selector liquid biopsy testing services within a nationwide multi-hospital network.

Industry Conferences and Study Results

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Presented study results showing that incorporation of Thermo Fisher’s QuantStudio 5 PCR Instrument into our Target Selector platform improves sensitivity and specificity for the detection of lung cancer biomarkers at the fifth AACR-IASLC International Joint Conference.

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Presented study data demonstrating the ability of Biocept’s patented blood collection tubes to successfully collect and preserve patient blood samples for use with single gene tests and a broad liquid biopsy panel in a poster at the 2017 American Association for Cancer Research (AACR) Annual Meeting.

•	Announced three abstracts featuring the Target Selector platform at the 2017 American Society of Clinical Oncology (ASCO) Annual Meeting.

Healthcare Payer Agreements

•	Entered into an in-network provider agreement with Blue Cross Blue Shield of Texas and a group purchasing organization agreement with a large national health plan association.
•	Executed preferred provider agreements with Scripps Health Plan and with MediNcrease, expanding in-network access to Biocept's liquid biopsy testing.
•	Signed an in-network provider agreement with Wellmark, Inc., the largest health insurer in Iowa and South Dakota, and Biocept’s third Blue Cross Blue Shield contract.

Patents

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Granted a U.S. patent for the Target Selector “switch-blocker” technology, a method of enriching patient specimens for oncogene mutations of interest, allowing for ultra-high sensitivity and specificity for the detection of cancer-associated mutations.

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Granted a patent in the U.S. with broad claims for antibody capture of targets of interest on any solid surface including circulating tumor cells (CTCs) and other materials shed by solid tumors into blood.

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Awarded a patent in Japan for the use of antibodies to capture any target of interest from any sample type on a device surface. These targets include CTCs, sub-cellular vesicles and exosomes shed by solid tumors into the bloodstream.

•	Awarded a patent in Australia for the use of antibodies in microchannels for the capture of cancer cells, including uses for CTCs and other rare cells.
•	Granted patents in the U.S. and Australia for the company’s Target Selector ctDNA assay platform, which enriches for mutations of interest associated with cancer.

Corporate

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Raised more than $35 million in gross proceeds from the sale of common stock and warrants, and from the exercise of warrants since the beginning of 2017, inclusive of our equity financing in January 2018.

Fourth Quarter Financial Results

Revenues for the fourth quarter of 2017 were $1.0 million, compared with $1.3 million for the fourth quarter of 2016, and included $935,000 in commercial test revenues and $61,000 in development services test revenues.

Biocept accessioned 1,057 total samples in the fourth quarter of 2017 compared with 1,175 total samples in the fourth quarter of 2016. Total accessions include billable samples and samples from research activities, assay validations, and other non-billable sources. The Company accessioned 982 billable samples in the fourth quarter of 2017 compared with 1,101 billable samples in the fourth quarter of 2016.  Billable accessions for the fourth quarter of 2017 reflected one less sales day versus the fourth quarter of 2016.

Cost of revenues for the fourth quarter of 2017 was $2.4 million compared with $1.9 million for the fourth quarter of 2016, with the increase primarily due to direct costs associated with the addition of laboratory operations capacity to service expected higher volume in the coming months and the recent signing of multiple pathology partnership agreements.

Research and development (R&D) expenses for the fourth quarter of 2017 were $0.9 million compared with $0.7 million for the fourth quarter of 2016, with the increase due to higher headcount, greater consumption of materials and higher costs associated with research and development activities.

General and administrative (G&A) expenses for the fourth quarter of 2017 were $1.7 million versus $1.6 million for the fourth quarter of 2016.

Sales and marketing expenses for the fourth quarter of 2017 were $1.6 million versus $1.2 million for the fourth quarter of 2016, with the increase due to salesforce expansion.

The net loss for the fourth quarter of 2017 was $5.7 million, or $0.18 per share on 31.5 million weighted-average shares outstanding. This compares with a net loss for the fourth quarter of 2016 of $4.2 million, or $0.27 per share on 15.6 million weighted-average shares outstanding.

Full Year Financial Results

Revenues for 2017 were $5.1 million, up 57% from $3.2 million for 2016, and included $4.8 million in commercial test revenues and $272,000 in development services test revenues. Of the $5.1 million of revenues recognized during 2017, $3.8 million related to revenues recognized on an accrual basis and $1.2 million related to revenues recognized upon the receipt of payment. As a result of the change to accrual-based revenue recognition during the first quarter of 2017, the Company recognized total nonrecurring revenue of $0.8 million during 2017 for cases delivered on or prior to December 31, 2016, and the incremental revenue as a result of the change to accrual accounting for commercial cases was $1.1 million.

Biocept accessioned 5,051 total samples during 2017, up 11% from 4,540 total samples for 2016. The Company accessioned 4,517 billable samples during 2017, a 7% increase from 4,211 billable samples accessioned during 2016.

Cost of revenues for the year ended December 31, 2017 was $9.3 million compared with $6.9 million for the prior-year period, with the increase primarily due to direct costs associated with direct materials and labor costs associated with increased sample volume, as well as the addition of laboratory operations capacity to service future expected higher volume.

Research and development (R&D) expenses for the year ended December 31, 2017 were $3.4 million compared with $2.7 million for the prior-year period, with the increase due to higher headcount, greater consumption of materials and higher costs associated with research and development activities.

General and administrative (G&A) expenses for the year ended December 31, 2017 were $7.2 million versus $6.6 million for the prior-year period, with the increase primarily due to higher headcount as we brought our billing function in-house in 2017, as well as increases in outside service provider and consulting fees associated with increased commercial and strategic activities.

Sales and marketing expenses for the year ended December 31, 2017 were $6.3 million versus $5.1 million for the prior-year period, with the increase due to salesforce expansion.

The net loss for 2017 was $21.6 million, or $0.79 per share on 27.2 million weighted-average shares outstanding. This compares with a net loss for 2016 of $18.4 million, or $1.92 per share on 9.6 million weighted-average shares outstanding.

Cash and cash equivalents were $2.1 million as of December 31, 2017, compared with $4.6 million as of December 31, 2016.  In January 2018, the Company raised net proceeds of $13.3 million through a public offering of common stock and warrants.

Conference Call and Webcast

Biocept will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. The conference call can be accessed by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for other international callers. A live webcast of the conference call will be available on the investor relations page of the company’s website at http://ir.biocept.com/events.cfm. A replay of the webcast will be available for 90 days.

A replay of the call will be available for 48 hours following the conclusion of the call and can be accessed by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers. Please use event passcode 10117300.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercialized assays for lung, breast, gastric, colorectal and prostate cancers, and melanoma.  The Company leverages its proprietary liquid biopsy technology to provide physicians with clinically actionable information for treating and monitoring patients diagnosed with cancer.  Biocept’s patented Target Selector™ liquid biopsy technology platform captures and analyzes tumor-associated molecular markers in both circulating tumor cells (CTCs) and in circulating tumor DNA (ctDNA). With thousands of tests performed, the platform has demonstrated the ability to identify cancer mutations and alterations to inform physicians about a patient’s disease and therapeutic options. For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to our ability to provide physicians with clinically actionable information to improve the outcomes of cancer patients, the success of our Empower TC™ program, the ability of recent developments to support future growth, our ability to maintain sample volume growth, the success of our collaboration with Thermo Fisher Scientific, the benefits from new evidence-based treatment guidelines, our ability to increase physician adoption of our liquid biopsy platform, our ability to move to the distribution of our patented technologies, our ability to expand relationships with hospital systems across the U.S., and our ability to broaden the distribution of our liquid biopsy tests, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at www.sec.gov.

Investor Contact:Media Contact:

LHA Investor Relations    Trevelino/Keller

Jody CainColleen Murphy

Jcain@lhai.comcmurphy@trevelinokeller.com

(310) 691-7100(404) 214-0722, Ext. 109

BIOCEPT, INC.

CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2016	2017
		(unaudited)
ASSETS
Cash	$4,609,332	$2,146,611
Accounts receivable, net	128,969	1,193,426
Inventories, net	549,045	498,702
Prepaid expenses and other current assets	484,649	416,600
TOTAL CURRENT ASSETS	5,771,995	4,255,339
FIXED ASSETS, NET	1,806,331	3,123,567
TOTAL ASSETS	$7,578,326	$7,378,906
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES, NET	$4,393,552	$4,661,345
NON-CURRENT LIABILITIES, NET	2,526,113	1,421,527
TOTAL LIABILITIES	6,919,665	6,082,872
SHAREHOLDERS’ EQUITY	658,661	1,296,034
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,578,326	$7,378,906

BIOCEPT, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months ended December 31,		For the year ended December 31,
	2016	2017	2016	2017
	(unaudited)	(unaudited)		(unaudited)
NET REVENUES	$1,291,587	$995,226	$3,223,096	$5,068,663
COSTS AND EXPENSES
Cost of revenues	1,899,462	2,359,909	6,920,111	9,345,122
Research and development expenses	668,399	908,800	2,713,367	3,364,747
General and administrative expenses	1,636,994	1,650,097	6,560,425	7,189,529
Sales and marketing expenses	1,179,167	1,642,941	5,054,230	6,343,971
Total costs and expenses	5,384,022	6,561,747	21,248,133	26,243,369
LOSS FROM OPERATIONS	(4,092,435)	(5,566,521)	(18,025,037)	(21,174,706)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(94,439)	(97,451)	(372,232)	(431,407)
LOSS BEFORE INCOME TAXES	(4,186,874)	(5,663,972)	(18,397,269)	(21,606,113)
INCOME TAXES	—	(2,601)	(2,053)	(7,624)
NET LOSS AND COMPREHENSIVE LOSS	$(4,186,874)	$(5,666,573)	$(18,399,322)	$(21,613,737)
NET LOSS PER SHARE
- Basic	$(0.27)	$(0.18)	$(1.92)	$(0.79)
- Diluted	$(0.27)	$(0.18)	$(1.92)	$(0.79)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	15,620,049	31,489,993	9,578,285	27,246,292
- Diluted	15,620,049	31,489,993	9,578,285	27,246,292